        Exhibit 99.1

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

1 of 16

JULY 25, 2022 GERMAN AMERICAN BANCORP, INC. (GABC) POSTS STRONG SECOND QUARTER PERFORMANCE

Jasper, Indiana: July 25, 2022 -- German American Bancorp, Inc. (Nasdaq: GABC) reported strong operating performance in the second quarter of 2022, with earnings of $23.7 million, resulting in our Company's second highest level of reported earnings per share at $0.81 per share. This level of quarterly earnings represented an increase of $14.7 million, or approximately 161% on a per share basis, from 2022 first quarter earnings of $9.1 million, or $0.31 per share. The first quarter of 2022 was impacted by one-time related merger and acquisition costs as a result of the January 1, 2022 merger with Citizens Union Bancorp of Shelbyville, Inc. ("CUB"). On a year-over-year basis, the current quarterly earnings, as compared to the second quarter 2021 of $23.8 million, or $0.90 per share, were comparable in dollars but decreased 10% on a per share basis as a result of the Company's January 1, 2022 issuance of approximately 2.9 million shares of common stock as part of the merger consideration in the CUB transaction. The second quarter 2021 earnings were positively impacted by a reserve for credit loss release of $5 million and approximately $2.8 million of Paycheck Protection Program ("PPP") fees equating to approximately $0.22 per share on an after-tax basis.

The second quarter 2022 earnings performance was driven by a number of factors including improved net interest margin and continued strong credit metrics, as well as increased interchange fee income and deposit service charges, and improved efficiencies in non-interest expenses resulting from the CUB merger.

While overall reported loans remain stable, we continue to see solid organic loan originations throughout our entire footprint. Excluding CUB acquired loans and PPP loans, total loans increased approximately 8% on an annualized basis with solid gains in all lending categories including commercial, agricultural and retail.

Net interest income during the second quarter of 2022 increased $2.7 million from the first quarter of 2022 and $9.7 million compared to the same quarter 2021. The increase in net interest income in the second quarter of 2022 was primarily attributable to an improved net interest margin. On a year-over-year basis, total assets increased $1.12 billion, compared to June 30, 2021. This increase was mostly attributable to the acquisition of CUB as well as strong organic deposit and solid loan growth from throughout our entire market footprint partially offset by a decrease in PPP loans.

Non-interest income declined in the second quarter of 2022 compared with the first quarter of 2022 by approximately $1 million, or 6%, driven by a seasonal decline in insurance contingency income of $1.6 million which was recognized in the first quarter as well as a decline in the net gain on sale of loans of approximately $372,000 or 26% as housing market refinancings continued to diminish. However, all other areas of non-interest income showed improvement. Interchange income increased approximately $540,000, or 15%, due to increased card usage, deposit fees increased $188,000, or 7%, and other income increased

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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approximately $393,000, or 23%. In addition, despite significant declines in the capital markets, wealth management fee income remained stable, quarter-over-quarter, through continued growth of the client base.

The Company’s non-interest expenses declined by $12.5 million, or 26%, in the second quarter of 2022, as compared to the first quarter of 2022 with much of this attributable to non-recurring acquisition-related expenses in the first quarter 2022. However, absent these one-time expenses, the Company was able to begin to optimize its operating costs in the second quarter by realizing efficiencies following the CUB merger and related systems conversion.

D. Neil Dauby, German American’s President and CEO, stated, “We were very pleased with our ability to build upon our momentum from our first quarter acquisition with a strong operating performance in the second quarter. We are encouraged by our improving net interest margins as we anticipate continuing to realize the benefits from a rising rate environment as well as the strength of our lending pipelines throughout most of our existing and newly acquired geographic footprint. Although continued fears of inflation and recession may potentially slow future loan growth, we will be prepared to face the headwinds from future economic uncertainties.”

The Company also announced its Board of Directors has declared a regular quarterly cash dividend of $0.23 per share, which will be payable on August 20, 2022 to shareholders of record as of August 10, 2022.

Balance Sheet Highlights

On January 1, 2022, the Company completed the acquisition of Citizens Union Bancorp of Shelbyville, Inc. (“CUB”). CUB, headquartered in Shelbyville, Kentucky, operated 15 retail banking offices located in Shelby, Jefferson, Spencer, Bullitt, Oldham, Owen, Gallatin and Hardin counties in Kentucky through its banking subsidiary, Citizens Union Bank of Shelbyville, Inc. As of the closing of the transaction, CUB had total assets of approximately $1.109 billion, total loans of approximately $683.8 million, and total deposits of approximately $930.5 million. The Company issued approximately 2.9 million shares of its common stock, and paid approximately $50.8 million in cash, in exchange for all of the issued and outstanding shares of common stock of CUB.

Total assets for the Company totaled $6.472 billion at June 30, 2022, representing a decrease of $225.9 million compared with March 31, 2022 and an increase of $1.123 billion compared with June 30, 2021. The decline in total assets at June 30, 2022 compared with March 31, 2022 was largely attributable to a decline in deposits and a decline in the market value of available-for-sale securities. The increase in total assets at June 30, 2022 compared with June 30, 2021 was in large part attributable to the acquisition of CUB as well as organic deposit growth.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

3 of 16
Securities available for sale declined $101.9 million as of June 30, 2022 compared with March 31, 2022 and increased $236.4 million compared with June 30, 2021. The decline in the available for sale securities portfolio during the second quarter of 2022 compared with March 31, 2022 was due primarily to the fair value adjustments on the portfolio caused by the rise in market interest rates. The increase in the securities portfolio in the second quarter of 2022 compared with June 30, 2021 was largely the result of increased levels of deposits with the reported growth tempered by the fair value adjustments on the portfolio caused by the rapid rise in market interest rates during the first half of 2022.

June 30, 2022 total loans declined $3.3 million, or less than 1% on an annualized basis, compared with March 31, 2022 and increased $578.2 million, or 19%, compared with June 30, 2021. The increase at June 30, 2022 compared with June 30, 2021 was largely due to the acquisition of CUB and to organic loan growth from throughout the Company's existing market areas partially offset by a decrease in PPP loans. PPP loans, net of deferred fees, totaled $0.6 million at June 30, 2022 compared with $6.6 million at March 31, 2022 and $149.4 million at June 30, 2021. As of June 30, 2022, outstanding loans from the CUB acquisition totaled $602.2 million.

Excluding PPP loans and loans acquired through the CUB acquisition, total loans increased $59.7 million, or 8% on an annualized basis, at June 30, 2022 compared with March 31, 2022 and $124.8 million, or 4%, compared with June 30, 2021. Commercial and industrial loans increased approximately $11.7 million, or 9% on an annualized basis, during the second quarter of 2022 compared with March 31, 2022, commercial real estate loans increased $10.7 million, or 3% on an annualized basis, while agricultural loans increased $16.6 million, or 20% on an annualized basis. During the second quarter of 2022 compared with March 31, 2022, retail loans increased $20.8 million, or 15% on an annualized basis.

End of Period Loan Balances	6/30/2022	3/31/2022	6/30/2021
(dollars in thousands)

Commercial & Industrial Loans	$641,496	$636,519	$647,918
Commercial Real Estate Loans	1,904,235	1,938,528	1,517,172
Agricultural Loans	397,524	387,764	344,450
Consumer Loans	366,322	351,083	290,890
Residential Mortgage Loans	343,166	342,140	274,093
	$3,652,743	$3,656,034	$3,074,523

Net PPP Loans (included in Commercial & Industrial Loans above)	$598	$6,612	$149,372

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

4 of 16
The Company’s allowance for credit losses totaled $45.0 million at June 30, 2022 compared to $45.1 million at March 31, 2022 and $40.0 million at June 30, 2021. The allowance for credit losses represented 1.23% of period-end loans at June 30, 2022 and March 31, 2022 and 1.30% of period-end loans at June 30, 2021.

The Company adopted ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) ("CECL") on January 1, 2020. The Company added $9.4 million to the allowance for credit losses in conjunction with the closing of the CUB acquisition on January 1, 2022 related to the CUB loan portfolio. Of the increase in the allowance for credit losses for the CUB portfolio, $6.3 million was recorded through the provision for credit losses on "Day 1" under the CECL model.

Under the CECL model, certain acquired loans continue to carry a fair value discount as well as an allowance for credit losses. As of June 30, 2022, the Company held net discounts on acquired loans of $7.7 million which included $3.5 million related to the CUB loan portfolio.

Non-performing assets totaled $15.1 million at June 30, 2022 compared to $15.3 million at March 31, 2022 and $18.3 million at June 30, 2021. Non-performing assets represented 0.23% of total assets at June 30, 2022 compared to 0.23% at March 31, 2022 and 0.34% at June 30, 2021. Non-performing loans totaled $15.1 million at June 30, 2022 compared to $15.3 million at March 31, 2022 and $17.4 million at June 30, 2021. Non-performing loans represented 0.41% of total loans at June 30, 2022 compared to 0.42% at March 31, 2022 and 0.57% at June 30, 2021.

Non-performing Assets
(dollars in thousands)
	6/30/2022	3/31/2022	6/30/2021
Non-Accrual Loans	$13,921	$14,929	$17,386
Past Due Loans (90 days or more)	1,161	383	—
Total Non-Performing Loans	15,082	15,312	17,386
Other Real Estate	—	30	925
Total Non-Performing Assets	$15,082	$15,342	$18,311

Restructured Loans	$—	$102	$108

June 30, 2022 total deposits declined $116.0 million, or 2% on an annualized basis, compared to March 31, 2022 and increased $1.264 billion, or 28%, compared with June 30, 2021. The increase in total deposits at June 30, 2022 compared with June 30, 2021 was largely attributable to the CUB acquisition and general

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

5 of 16
inflows of customer deposits throughout the past year. As of June 30, 2022, deposits from the CUB acquisition totaled approximately $821.5 million.

End of Period Deposit Balances	6/30/2022	3/31/2022	6/30/2021
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,745,067	$1,789,353	$1,350,399
IB Demand, Savings, and MMDA Accounts	3,503,789	3,527,373	2,688,611
Time Deposits < $100,000	263,798	278,477	226,970
Time Deposits > $100,000	200,954	234,407	183,765
	$5,713,608	$5,829,610	$4,449,745

Results of Operations Highlights – Quarter ended June 30, 2022

Net income for the quarter ended June 30, 2022 totaled $23,747,000, or $0.81 per share, an increase of 161% on a per share basis compared with the first quarter 2022 net income of $9,067,000, or $0.31 per share, and a decline of 10% on a per share basis compared with the second quarter 2021 net income of $23,822,000, or $0.90 per share.

Net income during the first and second quarters of 2022 was impacted by acquisition-related expenses for the CUB transaction that closed on January 1, 2022. The second quarter of 2022 results of operations included acquisition-related expenses of $426,000 ($320,000 or $0.01 per share, on an after tax basis). The first quarter of 2022 results of operations included acquisition-related expenses of $11,705,000 ($8,908,000 or $0.30 per share, on an after tax basis) and also included Day 1 provision for credit losses under the CECL model of $6,300,000 ($4,725,000 or $0.16 per share, on an after tax basis).

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

6 of 16

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	June 30, 2022			March 31, 2022			June 30, 2021

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$606,488	$1,232	0.81%	$594,901	$280	0.19%	$386,144	$103	0.11%
Securities	1,875,202	12,625	2.69%	1,986,917	11,533	2.32%	1,480,532	8,794	2.38%
Loans and Leases	3,649,466	40,058	4.40%	3,667,082	39,022	4.31%	3,119,385	34,561	4.44%
Total Interest Earning Assets	$6,131,156	$53,915	3.52%	$6,248,900	$50,835	3.28%	$4,986,061	$43,458	3.49%

Liabilities
Demand Deposit Accounts	$1,740,592			$1,739,351			$1,377,754
IB Demand, Savings, and
MMDA Accounts	$3,622,748	$1,113	0.12%	$3,492,813	$872	0.10%	$2,704,765	$672	0.10%
Time Deposits	492,453	436	0.36%	528,452	457	0.35%	425,972	597	0.56%
FHLB Advances and Other Borrowings	145,705	1,120	3.08%	184,481	1,038	2.28%	179,698	1,145	2.56%
Total Interest-Bearing Liabilities	$4,260,906	$2,669	0.25%	$4,205,746	$2,367	0.23%	$3,310,435	$2,414	0.29%

Cost of Funds			0.17%			0.15%			0.19%
Net Interest Income		$51,246			$48,468			$41,044
Net Interest Margin			3.35%			3.13%			3.30%

During the second quarter of 2022, net interest income, on a non tax-equivalent basis, totaled $49,597,000, an increase of $2,689,000, or 6%, compared to the first quarter of 2022 net interest income of $46,908,000 and an increase of $9,717,000, or 24%, compared to the second quarter of 2021 net interest income of $39,880,000.

The increase in net interest income during the second quarter of 2022 compared with the first quarter of 2022 was primarily attributable to an increase in the Company's net interest margin. The increase in net interest income during the second quarter of 2022 compared with the second quarter of 2021 was primarily attributable to a higher level of earning assets driven by both the CUB acquisition and deposit growth which led to a higher level of securities and short-term investments, which was partially mitigated by a lower level of PPP loan fee recognition.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

7 of 16
The tax equivalent net interest margin for the quarter ended June 30, 2022 was 3.35% compared with 3.13% in the first quarter of 2022 and 3.30% in the second quarter of 2021. The improvement in the net interest margin during the second quarter of 2022 has largely been attributable to increased market interest rates resulting in improved yields on earning assets. The Company's net interest margin in all periods presented has been impacted by fees recognized as a part of the PPP and accretion of loan discounts on acquired loans. The impact of the PPP fees and accretion of loan discounts was relatively flat in the second quarter of 2022 compared to first quarter of 2022 and significantly less than the second quarter of 2021.

Fees recognized on PPP loans through net interest income totaled $264,000 during the second quarter of 2022, $562,000 during the first quarter of 2022 and $2,776,000 during the second quarter of 2021. The fees recognized related to the PPP contributed approximately 2 basis points to the net interest margin on an annualized basis in the second quarter of 2022, 4 basis points in the first quarter of 2022 and 22 basis points in the second quarter of 2021. Accretion of loan discounts on acquired loans contributed approximately 10 basis points to the net interest margin in the second quarter of 2022, 7 basis points in the first quarter of 2022 and 5 basis points in the second quarter of 2021. Accretion of discounts on acquired loans totaled $1,528,000 during the second quarter of 2022, $1,112,000 during the first quarter of 2022 and $671,000 during the second quarter of 2021.

During the quarter ended June 30, 2022, the Company recorded a provision for credit losses of $300,000 compared with a provision for credit losses of $5,200,000 in the first quarter of 2022 and a negative provision for credit losses of $5,000,000 during the second quarter of 2021. During the first quarter of 2022, the provision for credit losses included $6,300,000 for the Day 1 CECL addition to the allowance for credit loss related to the CUB acquisition. The negative provision for credit losses in the second quarter of 2021 was largely due to a decline in certain adversely criticized assets and improvement in certain pandemic-related stressed sectors for which the Company had provided significant levels of allowance for credit losses during 2020.

Net charge-offs totaled $347,000, or 4 basis point on an annualized basis, of average loans outstanding during the second quarter of 2022 compared with $256,000, or 3 basis points on an annualized basis, of average loans during the first quarter of 2022 and compared with $104,000, or 1 basis point, of average loans during the second quarter of 2021.

During the quarter ended June 30, 2022, non-interest income totaled $15,180,000, a decline of $1,008,000, or 6%, compared with the first quarter of 2022 and an increase of $1,278,000, or 9%, compared with the second quarter of 2021.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

8 of 16

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	6/30/2022	3/31/2022	6/30/2021
(dollars in thousands)

Wealth Management Fees	$2,642	$2,638	$2,620
Service Charges on Deposit Accounts	2,871	2,683	1,735
Insurance Revenues	2,254	3,721	2,020
Company Owned Life Insurance	894	458	385
Interchange Fee Income	4,167	3,627	3,482
Other Operating Income	1,225	1,268	1,342
Subtotal	14,053	14,395	11,584
Net Gains on Sales of Loans	1,049	1,421	2,018
Net Gains on Securities	78	372	300
Total Non-interest Income	$15,180	$16,188	$13,902

Service charges on deposit accounts increased $188,000, or 7%, during the second quarter of 2022 compared with the first quarter of 2022 and increased $1,136,000, or 65%, compared with the second quarter of 2021. The increase during the second quarter of 2022 compared with the second quarter of 2021 was the result of the CUB acquisition as well as increased deposit customer activity.

Insurance revenues decreased $1,467,000, or 39%, during the quarter ended June 30, 2022, compared with the first quarter of 2022 and increased $234,000, or 12%, compared with the second quarter of 2021. The decline during the second quarter of 2022 compared with the first quarter of 2022 was primarily due to increased contingency revenue. Contingency revenue during the second quarter of 2022 totaled $19,000 compared with $1,620,000 during the first quarter of 2022. Contingency revenue is reflective of claims and loss experience with insurance carriers that the Company represents through its property and casualty insurance agency. Typically, the majority of contingency revenue is recognized during the first quarter of the year.

Company owned life insurance increased $436,000, or 95%, during the second quarter of 2022 compared with the first quarter of 2022 and increased $509,000, or 132%, compared with the second quarter of 2021. The increase in the second quarter of 2022 compared to both periods was primarily the result of death benefit claims received during the second quarter of 2022.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

9 of 16
Interchange fee income increased $540,000, or 15%, during the quarter ended June 30, 2022 compared with the first quarter of 2022 and increased $685,000, or 20%, compared with the second quarter of 2021. The increase in the level of fees during the second quarter of 2022 compared with the first quarter of 2022 was largely related to increased card utilization by customers while the increase compared with the second quarter of 2021 was related to the CUB acquisition as well as increased card utilization by customers.

Net gains on sales of loans declined $372,000, or 26%, during the second quarter of 2022 compared with the first quarter of 2022 and declined $969,000, or 48%, compared with the second quarter of 2021. The decline in the second quarter of 2022 compared with the first quarter of 2022 was largely attributable to lower pricing levels and fair value adjustments on commitments to sell loans. The decline in the second quarter of 2022 compared with the second quarter of 2021 was largely related to a lower volume of loans sold and lower pricing levels. Loan sales totaled $52.5 million during the second quarter of 2022 compared with $49.3 million during the first quarter of 2022 and $61.5 million during the second quarter of 2021.

The Company realized $78,000 in gains on sales of securities during the second quarter of 2022 compared with $372,000 during the first quarter of 2022 and $300,000 during the second quarter of 2021. The sales of securities in all periods was done as part of modest shifts in the allocations within the securities portfolio.

During the quarter ended June 30, 2022, non-interest expense totaled $35,701,000, a decline of $12,459,000, or 26%, compared with the first quarter of 2022, and an increase of $6,664,000, or 23%, compared with the second quarter of 2021. The second quarter of 2022 non-interest expenses included approximately $426,000 of acquisition-related expenses for the acquisition of CUB while the first quarter of 2022 included approximately $11,705,000 in non-recurring acquisition-related expenses. The primary drivers of the increases in the second quarter of 2022 compared with the second quarter of 2021 were the operating costs for CUB.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

10 of 16

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	6/30/2022	3/31/2022	6/30/2021
(dollars in thousands)

Salaries and Employee Benefits	$20,384	$23,088	$16,375
Occupancy, Furniture and Equipment Expense	3,772	3,809	3,830
FDIC Premiums	465	476	329
Data Processing Fees	2,460	7,724	1,779
Professional Fees	1,573	2,363	1,513
Advertising and Promotion	1,027	1,138	705
Intangible Amortization	957	1,017	711
Other Operating Expenses	5,063	8,545	3,795
Total Non-interest Expense	$35,701	$48,160	$29,037

Salaries and benefits declined $2,704,000, or 12%, during the quarter ended June 30, 2022 compared with the first quarter of 2022 and increased $4,009,000, or 24%, compared with the second quarter of 2021. The decline in salaries and benefits during the second quarter of 2022 compared with the first quarter of 2022 was primarily due to a lower number of full-time equivalent employees during the second quarter of 2022 and acquisition-related salary and benefit costs of a non-recurring nature recognized during the first quarter of 2022 that totaled $1,470,000. The increase in salaries and benefits during the second quarter of 2022 compared with the second quarter of 2021 was largely related to the salaries and benefit costs for the CUB employee base and a higher number of full time equivalent employees.

Data processing fees declined $5,264,000, or 68%, during the second quarter of 2022 compared with the first quarter of 2022 and increased $681,000, or 38%, compared with the second quarter of 2021. The decline during the second quarter of 2022 compared with the first quarter of 2022 was largely driven by acquisition-related costs recognized in the first quarter of 2022 which totaled approximately $4,973,000. The increase in data processing fees during the second quarter of 2022 compared with the same period of the prior year was in part attributable to the CUB acquisition and additionally related to continued data system enhancements.

Professional fees declined $790,000, or 33%, in the second quarter of 2022 compared with the first quarter of 2022 and increased $60,000, or 4%, compared with the second quarter of 2021. The decline during the second quarter of 2022 compared with the first quarter of 2022 was largely due to professional fees

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

11 of 16
associated with the CUB acquisition that totaled approximately $280,000 during the second quarter of 2022 and $1,336,000 during the first quarter of 2022.

Other operating expenses declined $3,482,000, or 41%, during the second quarter of 2022 compared with the first quarter of 2022 and increased $1,268,000, or 33%, compared with the second quarter of 2021. The decline in the second quarter of 2022 compared to the first quarter of 2022 was largely attributable to acquisition-related costs that totaled approximately $124,000 in the second quarter of 2022 and $3,733,000 in the first quarter of 2022. The acquisition-related costs in the first quarter of 2022 were primarily vendor contract termination costs. The increase in second quarter of 2022 compared with the same period of 2021 was largely due to operating costs related to the acquisition of CUB and provisions related to the allowance for credit losses for unfunded commitments.

About German American

German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 77 banking offices in 19 contiguous southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates;
b.changes in competitive conditions;
c.the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;

NEWS RELEASE

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D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

12 of 16
d.changes in customer borrowing, repayment, investment and deposit practices;
e.changes in fiscal, monetary and tax policies;
f.changes in financial and capital markets;
g.potential deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration;
h.the severity and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and our business, results of operations and financial condition;
i.our participation in the Paycheck Protection Program administered by the Small Business Administration;
j.capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
k.factors driving impairment charges on investments;
l.the impact, extent and timing of technological changes;
m.potential cyber-attacks, information security breaches and other criminal activities;
n.litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
o.actions of the Federal Reserve Board;
p.the possible effects of the replacement of the London Interbank Offering Rate (LIBOR);
q.the impact of the current expected credit loss (CECL) standard;
r.changes in accounting principles and interpretations;
s.potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
t.actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
u.impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
v.the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends;
w.with respect to the merger with CUB, the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, unexpected credit quality

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, President and Chief Executive Officer
Bradley M Rust, Sr. EVP, Chief Operating Officer and Chief Financial Officer
(812) 482-1314

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problems of the acquired loans or other assets, or unexpected attrition of the customer base of the acquired institution or branches; and
x.other risk factors expressly identified in German American’s filings with the SEC.
Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	June 30, 2022	March 31, 2022	June 30, 2021
ASSETS
Cash and Due from Banks	$111,904	$60,477	$55,491
Short-term Investments	415,136	611,110	315,585
Investment Securities	1,822,088	1,923,973	1,585,701

Loans Held-for-Sale	9,171	12,675	17,459

Loans, Net of Unearned Income	3,649,369	3,652,452	3,070,690
Allowance for Credit Losses	(45,031)	(45,078)	(39,995)
Net Loans	3,604,338	3,607,374	3,030,695

Stock in FHLB and Other Restricted Stock	15,259	15,455	13,048
Premises and Equipment	111,341	111,815	90,113
Goodwill and Other Intangible Assets	191,611	190,949	129,305
Other Assets	190,855	163,801	111,172
TOTAL ASSETS	$6,471,703	$6,697,629	$5,348,569

LIABILITIES
Non-interest-bearing Demand Deposits	$1,745,067	$1,789,353	$1,350,399
Interest-bearing Demand, Savings, and Money Market Accounts	3,503,789	3,527,373	2,688,611
Time Deposits	464,752	512,884	410,735
Total Deposits	5,713,608	5,829,610	4,449,745

Borrowings	144,885	156,124	205,506
Other Liabilities	38,781	62,859	44,321
TOTAL LIABILITIES	5,897,274	6,048,593	4,699,572

SHAREHOLDERS' EQUITY
Common Stock and Surplus	415,851	414,758	301,855
Retained Earnings	369,673	352,679	320,717
Accumulated Other Comprehensive Income (Loss)	(211,095)	(118,401)	26,425
SHAREHOLDERS' EQUITY	574,429	649,036	648,997

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,471,703	$6,697,629	$5,348,569

END OF PERIOD SHARES OUTSTANDING	29,483,045	29,485,683	26,545,704

TANGIBLE BOOK VALUE PER SHARE (1)	$13.02	$15.54	$19.58

(1) Tangible Book Value per Share is defined as Total Shareholders' Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
INTEREST INCOME
Interest and Fees on Loans	$39,987	$38,935	$34,504	$78,922	$69,608
Interest on Short-term Investments	1,232	280	103	1,512	188
Interest and Dividends on Investment Securities	11,047	10,060	7,687	21,107	14,023
TOTAL INTEREST INCOME	52,266	49,275	42,294	101,541	83,819

INTEREST EXPENSE
Interest on Deposits	1,549	1,329	1,269	2,878	2,711
Interest on Borrowings	1,120	1,038	1,145	2,158	2,296
TOTAL INTEREST EXPENSE	2,669	2,367	2,414	5,036	5,007

NET INTEREST INCOME	49,597	46,908	39,880	96,505	78,812
Provision for Credit Losses	300	5,200	(5,000)	5,500	(6,500)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	49,297	41,708	44,880	91,005	85,312

NON-INTEREST INCOME
Net Gain on Sales of Loans	1,049	1,421	2,018	2,470	4,220
Net Gain on Securities	78	372	300	450	1,275
Other Non-interest Income	14,053	14,395	11,584	28,448	23,444
TOTAL NON-INTEREST INCOME	15,180	16,188	13,902	31,368	28,939

NON-INTEREST EXPENSE
Salaries and Benefits	20,384	23,088	16,375	43,472	34,180
Other Non-interest Expenses	15,317	25,072	12,662	40,389	26,116
TOTAL NON-INTEREST EXPENSE	35,701	48,160	29,037	83,861	60,296

Income before Income Taxes	28,776	9,736	29,745	38,512	53,955
Income Tax Expense	5,029	669	5,923	5,698	10,576

NET INCOME	$23,747	$9,067	$23,822	$32,814	$43,379

BASIC EARNINGS PER SHARE	$0.81	$0.31	$0.90	$1.11	$1.64
DILUTED EARNINGS PER SHARE	$0.81	$0.31	$0.90	$1.11	$1.64

WEIGHTED AVERAGE SHARES OUTSTANDING	29,483,848	29,403,052	26,545,869	29,443,673	26,528,034
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	29,483,848	29,403,052	26,545,869	29,443,673	26,528,034

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2022	2022	2021	2022	2021
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.43%	0.54%	1.78%	0.98%	1.66%
	Annualized Return on Average Equity	15.87%	4.88%	15.09%	9.79%	13.78%
	Annualized Return on Average Tangible Equity (1)	23.29%	6.56%	18.99%	13.68%	17.38%
	Net Interest Margin	3.35%	3.13%	3.30%	3.24%	3.35%
	Efficiency Ratio (2)	53.75%	74.49%	52.85%	63.98%	54.83%
	Net Overhead Expense to Average Earning Assets (3)	1.34%	2.05%	1.21%	1.70%	1.29%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.04%	0.03%	0.01%	0.03%	0.02%
	Allowance for Credit Losses to Period End Loans	1.23%	1.23%	1.30%
	Non-performing Assets to Period End Assets	0.23%	0.23%	0.34%
	Non-performing Loans to Period End Loans	0.41%	0.42%	0.57%
	Loans 30-89 Days Past Due to Period End Loans	0.26%	0.17%	0.12%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$6,637,969	$6,739,970	$5,359,387	$6,688,688	$5,225,621
	Average Earning Assets	$6,131,156	$6,248,900	$4,986,061	$6,189,703	$4,864,463
	Average Total Loans	$3,649,466	$3,667,082	$3,119,385	$3,658,225	$3,113,675
	Average Demand Deposits	$1,740,592	$1,739,351	$1,377,754	$1,739,975	$1,323,384
	Average Interest Bearing Liabilities	$4,260,906	$4,205,746	$3,310,435	$4,233,478	$3,226,503
	Average Equity	$598,440	$743,518	$631,603	$670,578	$629,448

	Period End Non-performing Assets (4)	$15,082	$15,342	$18,311
	Period End Non-performing Loans (5)	$15,082	$15,312	$17,386
	Period End Loans 30-89 Days Past Due (6)	$9,350	$6,185	$3,681

	Tax Equivalent Net Interest Income	$51,246	$48,468	$41,044	$99,713	$81,027
	Net Charge-offs during Period	$347	$256	$104	$603	$364

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.